EXHIBIT 99.1
For Release: July 1, 2009
Otter Tail Corporation Completes Holding Company Transition
Media contact: Michael J. Olsen, VP, Corporate Communications (701) 451-3580 or (866) 410-8780
Investor contact: Loren Hanson, Director, Shareholder Services (218) 739-8481 or (800) 664-1259
FARGO, NORTH DAKOTA — Otter Tail Corporation has completed its transition to a holding company structure effective July 1, 2009. As a part of the transition, newly formed Otter Tail Corporation will function as a holding company with two principal subsidiaries, Otter Tail Power Company and Varistar Corporation. Otter Tail Power Company will own and operate the regulated utility business of the corporation. Varistar Corporation will own and operate the nonelectric businesses. The nonelectric businesses are in manufacturing, health services, food ingredient processing, plastics, construction and transportation.
As a part of the transition, and by operation of law, each outstanding common share of Otter Tail Corporation stock automatically converted into one common share of the new holding company stock, and each outstanding share of Otter Tail Corporation cumulative preferred stock converted into one cumulative preferred share of the new holding company.
“We have completed this transition in order to create a legal structure that better reflects how we have been operating our company,” said Otter Tail Corporation Chief Executive Officer John Erickson. “We expect this transition will be well received by the regulatory community, which previously approved the holding company structure. We also expect our new legal structure will provide for better execution of debt transactions at Otter Tail Power Company.”
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing, and infrastructure businesses, which include plastics, construction, and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.